AMENDMENT TO THE INVESTMENT SUBADVISORY AGREEMENT

      This Amendment ("Amendment") to the Investment Subadvisory Agreement (defined below), is effective as of May 1, 2011, by and among Vantagepoint Investment Advisers, LLC, a Delaware limited liability company ("Client"), T. Rowe Price Associates, Inc., a Maryland corporation ("Subadviser"), and The Vantagepoint Funds, a Delaware
 statutory trust (the "Funds").

      WHEREAS, the Client, Subadviser and the Funds entered into an Investment Subadvisory
 Agreement dated February 28, 2006 (the "Agreement"), with respect to the
 Vantagepoint Equity Income Fund;
      WHEREAS, the Client, Subadviser and the Funds desire to amend the Agreement as set forth below.
      NOW, THEREFORE, in consideration of the mutual covenants herein set forth, the parties hereto agree as follows:
1. Schedule A (Fee Schedule) to the Agreement is hereby deleted and replaced with the new Schedule A (Fee Schedule) attached to this Amendment.

2. All other provisions of the Agreement remain in full force and effect.

3. Unless otherwise defined in this Amendment, all terms used in this Amendment shall have the same meaning given to them in the Agreement.

4. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto execute this Amendment effective as of the date first set forth above.

 THE VANTAGEPOINT FUNDS, on behalf of the Vantagepoint Equity Income Fund

 By: __________________________________________________
  Angela Montez
  Secretary

 Approved by: __________________________________________________
   Wayne Wicker
   Senior Vice President and Chief Investment Officer
   Vantagepoint Investment Advisers, LLC

      VANTAGEPOINT INVESTMENT ADVISERS, LLC

      By: __________________________________________________
  Angela Montez
  Assistant Secretary
  Vantagepoint Investment Advisers, LLC

 Approved by: __________________________________________________
   Wayne Wicker
   Senior Vice President and Chief Investment Officer
   Vantagepoint Investment Advisers, LLC

 T. ROWE PRICE ASSOCIATES, INC.

 By: __________________________________________________
  Fran Pollack-Matz
  Vice President
  T. Rowe Price Associates, Inc.

Schedule A

VANTAGEPOINT INVESTMENT ADVISERS, LLC

THE VANTAGEPOINT FUNDS

Fee Schedule
For

T. Rowe Price Associates, Inc.

Vantagepoint Equity Income Fund

The Subadviser's quarterly fee shall be calculated based on the average daily net asset value of the assets under the Subadviser's management as provided by the Client or
Custodian, at Client's discretion ("AUM"), based on the following annual rates.

When AUM is below $100 million, the fee schedule is as follows:*
First $50 million of AUM

0.50 percent
  Next $50 million of AUM, but below $100 million

0.45 percentWhen AUM reaches $100 million, the fee schedule resets as follows:*
0.40 percent on all assets

When AUM reaches $200 million, the fee schedule resets as follows:*
0.35 percent on all assets

When AUM reaches $500 million, the fee schedule resets as follows:*
First $500 million

0.325 percent
  Over $500 million

0.300 percent

* Transitional Credits
If the AUM approaches or falls below the $100 million, $200 million or $500 million asset breakpoints, the Subadviser will provide a transitional credit so that, notwithstanding the calculations below, and in all cases, the absolute dollar fee payable to the Subadviser shall never be more than the minimum fee payable at that immediately higher breakpoint.
The transitional credit would be applied against the fees assessed under the existing fee schedule.  The transitional credit would continue to be applied, and would reduce the dollar amount of the fee payable to Subadviser, until AUM either: (a)
exceeds the immediately higher AUM level/lower fee breakpoint, at which time the lower fee would be applied, or (b) falls below a "breakeven" point, at which time the existing fee schedule would apply.

The fee payable to the Subadviser shall be calculated as follows:

When the AUM is between $83,333,333.33 million and $100 million, the fee payable to the Subadviser shall be the lower of (1) the fee on the AUM calculated at the daily equivalent of 0.500% of the first $50 million of such assets plus 0.450% of such assets over $50 million up to $100 million or (2) the fee on $100 million calculated at the daily equivalent of a flat rate of 0.400%.

AUM - $83,333,333.33
x
$75,000
=
Annual Savings
$16,666,666.67

When the AUM is between $175 million and $200 million, the fee payable to the
Subadviser shall be the lower of (1) the fee on the AUM calculated at the daily equivalent of a flat rate of 0.400% or (2) the fee on $200 million calculated at the daily equivalent of a flat rate of 0.350%.

AUM - $175,000,000
x
$100,000
=
Annual Savings $25,000,000.00

When the AUM is between $464,285,714.28 million and $500 million, the fee payable to the Subadviser shall be the lower of (1) the fee on the AUM calculated at the daily equivalent of a flat rate of 0.350% or
(2) the fee on $500 million calculated at the daily equivalent of a flat rate of 0.325%.

AUM - $464,285,714.28
x
$125,000
=
Annual Savings $35,714,285.72

Fee Calculation and Invoicing:
The Custodian will provide the Subadviser access to a worksheet showing the AUM, and the Subadviser will calculate the Client's bill based on that information and in accordance with the above fee schedule (including application of any transitional credits).
Subadviser will then submit such fee to Client for review and approval prior to payment.

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